Exhibit 10.4

STOCK PURCHASE AND SALE AGREEMENT

by and among

Colin Murdoch-Muirhead,

as Seller

and

Advantage Insurance Inc.,

as Buyer

and

Advantage Insurance Holdings Ltd.,

as Buyer Parent

Dated as of September 30, 2016

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2016, by and among Colin Murdoch-Muirhead, an individual resident of Bermuda (the “Seller”), Advantage Insurance Inc., a Commonwealth of Puerto Rico international insurance holding corporation (the “Buyer”), Advantage Insurance Holdings Ltd., a Cayman Islands exempt company limited by shares (the “Buyer Parent” and together with the Buyer, the “Buyer Parties”), and, solely for purposes of Article III of this Agreement, James A. Walker Jr., an individual resident of the Commonwealth of Puerto Rico (“Walker”). The Buyer and the Seller are jointly referred to herein as the “Parties”, and each of the Buyer and the Seller is separately referred to herein as a “Party”.

RECITALS:

WHEREAS, the Seller owns 100% of the issued and outstanding shares of each class and series of capital stock of U.S. Commonwealth Life A.I. (the “Company”), a corporation duly organized under the laws of the Commonwealth of Puerto Rico, which class, series and number of such are set forth on Exhibit A attached hereto (the “Company Stock”);

WHEREAS, the Company is a Class 5 segregated assets accounts international insurance company organized and existing under Commonwealth of Puerto Rico Act No. 399 of September 22, 2004, as amended, a statute which was added to the Puerto Rico Insurance Code (the “PRIC”) as Chapter 61 (“Chapter 61 of the PRIC”), and is subject to the primary supervision of, and regulation by, the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico (“OCI”);

WHEREAS, the Company engages in the business of offering, underwriting, issuing and administering private placement individual life insurance policies and annuities, including variable universal life insurance policies and variable annuities (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Company Stock, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE COMPANY STOCK

1.01          Purchase and Sale; Purchase Price.

(a)          Agreement to Purchase and Sell Company Stock. Subject to the terms and conditions set forth herein and relying upon the representations and warranties made by each of the Parties in this Agreement, on the Closing Date, the Seller shall sell, grant, convey, assign, transfer and deliver to Buyer, and the Buyer shall purchase and acquire from the Seller, the Company Stock, free and clear of all Liens of any kind whatsoever, such that, after giving effect to such sale, on the Closing Date, the Buyer shall own one hundred percent (100%) of the total issued and outstanding equity interests of the Company.

(b)          Purchase Price and Purchase Consideration. The aggregate purchase price payable by Buyer to Seller for the Company Stock shall be an amount equal to the sum of (i) two million two hundred thousand Dollars ($2,200,000), plus (ii) the amount equal to eight (8) multiplied by the Company Actual 2016 Earnings (the “Closing Date Purchase Price”), subject to adjustment as provided in Section 1.01(d)(ii) and 1.01(e)(ii) (as so adjusted, the “Adjusted Purchase Price”). The Closing Date Purchase Price shall be payable in the form of:

(i)          the issuance by Buyer Parent to Seller of the Advantage Shares, as set forth in Section 1.01(c), subject to adjustment as provided in Section 1.01(e)(ii); and

(ii)         the issuance by Buyer to the Seller of the Seller Note, as set forth in Section 1.01(f), subject to adjustment as provided in Section 1.01(d)(ii).

(c)          Advantage Shares. For purposes of this Agreement, the term “Advantage Shares” means the following shares of the capital stock of Buyer Parent, or if the Buyer-Buyer Parent Merger shall have occurred on or before the Closing, the equivalent shares of capital stock of Buyer:

(i)          178,723 of the Convertible Preference Shares with CUSIP number G01028102 (the “Preference Shares”), which for purposes of this Agreement shall have an estimated as-converted book value of $11.75 per share and $2,100,000 in the aggregate (the “Estimated Preference Shares Value”) as of the Closing Date; plus

(ii)         8,511 of the Ordinary Share units consisting of one Ordinary Share with CUSIP number G01028110 and twenty (20) warrants to purchase Preference Shares (the “Ordinary Share Unit”). For purposes of this Agreement each Ordinary Share Unit shall have an agreed value of $11.75 per unit and $100,000 in the aggregate.

For purposes of the Closing Date Purchase Price, the estimated aggregate value of the Advantage Shares as of the Closing Date shall be the amount equal to two million two hundred thousand Dollars ($2,200,000), which is the estimated Net Equity of the Company at December 31, 2016 (the “Company 2016 Estimated Net Equity”).

(d)          Cash True-Up of the Company 2016 Net Equity. The Closing Date Purchase Price shall be adjusted as follows:

(i)          If the Net Equity of the Company at December 31, 2016 as reflected in the Company 2016 Audited Financial Statements (the “Company 2016 Actual Net Equity”) exceeds the amount of the Company 2016 Estimated Net Equity, then Buyer shall pay such excess amount to Seller, in immediately available funds, within ten (10) days after the delivery by Buyer to Seller of the Company 2016 Audited Financial Statements, but in no event later than May 15, 2017;

(ii)         If the Company 2016 Actual Net Equity is less than the amount of the Company 2016 Estimated Net Equity, then the amount of the First Seller Note Installment payable under the Seller Note to the Buyer shall be reduced by the amount of such difference.

(e)          Cash True-Up of the Advantage Preference Shares’ Value. The Closing Date Purchase Price shall be further adjusted as follows:

(i)          If the As-Converted Book Value per Preference Share at December 31, 2016 as reflected in the audited consolidated financial statements of the issuer of the Preference Shares (the “Actual Preference Per Share Value”) is less than $11.75 per Preference Share, then Buyer shall pay to Seller, in immediately available funds, within ten (10) days after the delivery of such audited consolidated financial statements, an amount equal to the difference between (A) the Estimated Preference Shares Value and (B) the Actual Preference Per Share Value multiplied by the number of Preference Shares;

(ii)         If the Actual Preference Per Share Value is greater than $11.75 per Preference Share, then the amount of the First Seller Note Installment payable under the Seller Note Buyer shall be further reduced by the amount of the difference between (A) the Actual Preference Per Share Value multiplied by the number of Preference Shares and (B) the Estimated Preference Shares Value.

The effect of the Cash True-Up of the Company 2016 Actual Net Equity and of the Advantage Preference Share Value shall, in all circumstances, result in an economic outcome to the Seller of receiving Preference Shares having a value equal to the Company 2016 Actual Net Equity less one hundred thousand Dollars ($100,000). Buyer is not obliged to pay the Seller Note Installment 1 until such time as the Company 2016 Actual Net Equity and the Advantage Preference Share Value is established by the audited consolidated financial statements of the Company and the Buyer Parent or, if the Buyer-Buyer Parent Merger shall have occurred, the Buyer, as applicable. For avoidance of doubt, the Parties have agreed that the value of the Ordinary Share Units has been fixed at one hundred thousand Dollars ($100,000) and is not subject to any true-up or post-Closing adjustment of any kind.

(f)           Seller Note; Installment Payment Schedule and Amounts. The total initial principal amount of the Seller Note shall be $12,800,000 (the “Initial Principal Amount”). Within ten (10) days after the delivery by Buyer to Seller of the Company 2016 Audited Financial Statements, but in no event later than May 15, 2017, the Initial Principal Amount of the Seller Note shall be automatically adjusted up or down to be an amount equal to the Company Actual 2016 Earnings multiplied by eight (8) (as so adjusted, the “Principal Amount”). The Principal Amount shall be paid by the Buyer in cash Dollars\ to the Seller in three (3) annual installments as follows:

(i)          One third (1/3) of the Principal Amount (the “Seller Note Installment 1”), not later than May 15, 2017 and as adjusted for the Cash True-Up of the Company 2016 Actual Net Equity as set out in Section 1.01(d) and as adjusted for the Cash True-Up of Advantage Preference Shares’ Value set out in Section 1.01(e);

(ii)         One third (1/3) of the Principal Amount multiplied by the fraction having as its numerator the Company 2017 Gross Underwriting Income and its denominator the Company 2016 Gross Underwriting Income (the “Seller Note Installment 2”), not later than April 15, 2018; and

(iii)        One third (1/3) of the Principal Amount multiplied by the fraction having as its numerator the Company 2018 Gross Underwriting Income and its denominator the Company 2016 Gross Underwriting Income (the “Seller Note Installment 3”, and together with the Seller Note Installment 1 and the Seller Note Installment 2, the “Installments”), not later than April 15, 2019.

(g)          Prepayment of Seller Note. Notwithstanding the provisions of Section 1.01(f), Buyer, in its sole discretion, may prepay the Seller Note in full at any time after the Principal Amount is determined in accordance with Section 1.01(f) (the “Accelerated Payment”). The Parties agree that upon full payment to by Buyer to the Seller of all the unpaid Principal Amount of the Seller Note as provided in Section 1.01(f) or, in the alternative, at the time the Buyer makes the Accelerated Payment, the Seller Note, and any and all payment obligations arising under the same, will at that time, and for all legal purposes be considered to have been satisfied and extinguished, and the Seller shall promptly return the Seller Note to the Buyer for cancelation of the Seller Note.

(h)          Events of Default under Seller Note. The entire amount of the unpaid Principal Amount of the Seller Note shall become immediately due and payable by the Buyer to the Seller upon the occurrence of any of the following events while any amount of the principal owed under the Seller Note remains unpaid:

(i)          the occurrence of a Change of Control;

(ii)         prior to the Buyer completing an initial public offering, the Company is merged, dissolved or liquidated without the prior written consent of the Seller;

(iii)        the total shareholders’ equity of the Buyer Parent or its successor is less than Fifty Million Dollars ($50,000,000) on December 31, 2016 or December 31, 2017;

(iv)        the occurrence of an Insolvency Event with respect to the Buyer Parent or its successor;

(v)         the Buyer breaches a material covenant or obligation under this Agreement or, in the case of the Guaranty Agreement, the Buyer Parent, required to be performed after the Closing Date, and such breach is not cured (to the extent such breach is capable of being cured) by the Buyer Parent of the Buyer, as applicable, within thirty (30) days from the date that written notice of such breach is delivered by Seller to such party or such other longer term as the Parties, in good faith, agree; or

(vi)        Buyer Parent or its successor becomes obligated to repurchase any Preference Shares under the mandatory offer terms of such Preference Shares, in which case the Seller Note shall be paid in full on or prior to the effectuation of any such mandatory repurchase of any Preference Shares.

(vii)       Guaranty of Seller Note. If, prior to Closing, Buyer Parent has not been merged with and into Buyer, with Buyer being the surviving entity, then at Closing, Buyer Parent shall guaranty the payment and performance by the Buyer of the Seller Note pursuant to the Guaranty Agreement, which the Buyer Parent shall execute and deliver to the Seller at Closing.

1.02        Preparation of Company 2016, 2017 and 2018 Audited Financial Statements and Company 2017 and 2018 Annual Earnings Certificates.

(a)          2016 Financial Statements. The Buyer shall cause the Company’s financial statements dated as of and for the year ended December 31, 2016 to be prepared in accordance with GAAP, and to the extent permitted by GAAP, the Company’s historical GAAP practice, and audited by the Buyer Audit Firm (the “Company 2016 Audited Financial Statements”) as soon as practicable after December 31, 2016, but in no event later than June 1, 2017.

(b)          2017 Financial Statements. If the Seller Note is outstanding as of December 31, 2017 the Buyer shall cause the Company’s financial statements dated as of and for the year ended December 31, 2017 to be prepared in accordance with GAAP, and to the extent permitted by GAAP, the Company’s historical GAAP practice, and audited by the Buyer Audit Firm (the “Company 2017 Audited Financial Statements”) as soon as practicable after December 31, 2017, but in no event no later than June 1, 2018.

(c)          2018 Financial Statements. If the Seller Note is outstanding as of December 31, 2018 the Buyer shall cause the Company’s financial statements dated as of and for the year ended December 31, 2018 to be prepared in accordance with GAAP, and to the extent permitted by GAAP, the Company’s historical GAAP practice, and audited by the Buyer Audit Firm (the “Company 2018 Audited Financial Statements”) as soon as practicable after December 31, 2018, but in no event no later than June 1, 2019.

(d)          Annual Earnings Certificate. Buyer shall prepare and deliver to Seller a written statement of the Company’s Gross Underwriting Income for each of the calendar years ended on December 31, 2017 and December 31, 2018, certified by an officer of the Buyer (each, an “Annual Earnings Certificate”) no later than March 15, 2018 and March 15, 2019, respectively.

(e)          If the Seller has any objections to an Annual Earnings Certificate delivered by Buyer, then the Seller may deliver a detailed written statement (the “Objections Statement”) describing (i) which items on such Annual Earnings Certificate have not been prepared in accordance with this Agreement, (ii) the basis for the Seller’s belief that such items were not so prepared, and (iii) the Seller’s proposed dollar amount for each item in dispute, to Buyer within thirty (30) days after Seller’s receipt of such Annual Earnings Certificate. If the Seller fails to deliver an Objections Statement to Buyer within such thirty (30) day period, then the applicable Annual Earnings Certificate shall become final and binding on both Parties. The Seller shall be deemed to have agreed with all amounts and items contained or reflected in an Annual Earnings Certificate to the extent such amounts or items are not disputed in an Objections Statement. If the Seller delivers an Objections Statement with respect to an Annual Earnings Certificate to Buyer within such thirty (30) day period, then the Seller and Buyer will use their commercially good faith efforts to attempt to resolve any such disputes regarding such Annual Earnings Certificate.

(f)           With respect to an Objections Statement delivered by Seller to Buyer with respect to an Annual Earnings Certificate, if Buyer and Seller fail to resolve all the dispute matters contained in such Annual Earnings Certificate within thirty (30) days after the Seller has submitted such Objections Statement, then all remaining matters which are in dispute shall be resolved by binding arbitration in accordance with Section 8.09 of this Agreement. The arbitrators may consider only those disputed matters that Buyer and Seller have been unable to resolve, and must resolve the disputed matters in accordance with the terms and provisions of this Agreement. The determination of the arbitration must neither be more favorable to Buyer than reflected in the Annual Earnings Certificate, nor more favorable to Seller than reflected in the Objections Statement (excluding the allocation of expenses incurred in connection with the resolution of the disputed matters). The costs, expenses and fees of the arbitration shall be borne solely by the Party whose calculation of the applicable Annual Earnings Certificate had the greatest difference from the final Annual Earnings Certificate as determined by such arbitration.

1.03      Preparation of Buyer Parent 2016 Audited Consolidated Financial Statements.

The Buyer Parent, or if the Buyer-Buyer Parent Merger shall have occurred, the Buyer, shall prepare consolidated financial statements dated as of and for the year ended December 31, 2016 in accordance with GAAP, and cause such consolidated financial statements to be audited by the Buyer Audit Firm (the “Buyer Parent 2016 Audited Financial Statements”) as soon as practicable after December 31, 2016, but in no event later than June 1, 2017.

ARTICLE II

THE CLOSING

2.01      The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Buyer located in San Juan, Puerto Rico (or such other place mutually agreed upon between the Parties), commencing at 10:00 a.m. Atlantic Standard Time on the later of (i) the second Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at or before the Closing itself), (ii) October 1, 2016, or (iii) such other date as mutually agreed upon between the Parties in writing (the “Closing Date “). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. Atlantic Standard Time on the Closing Date.

2.02        Items to Be Delivered at the Closing by Seller.

At the Closing, Seller shall make, or cause to be made, the following deliveries to Buyer:

(a)          The stock certificates representing the Company Stock accompanied by stock powers executed by the Seller in blank;

(b)          Certificates issued by the Secretary of State of the Commonwealth of Puerto Rico and the OCI, as applicable, as to the legal existence, authorization to engage in the Business and good standing of the Company;

(c)          The Organizational Documents, the minute book, the stock record book, all of the accounting books and records, the original tax decree issued to the Company pursuant to Chapter 61 of the PRIC, the current business or operational plan of the Company approved by the OCI, and all other books and records of the Company;

(d)          Certificates issued by the Treasury Department of the Commonwealth to the effect that the Company and each of the Seller have no outstanding Tax debts with the Commonwealth;

(e)          Certificates issued by the Treasury Department of the Commonwealth of Puerto Rico to the effect that the Company has filed all required Tax returns for the years 2011, 2012, 2013, 2014 and 2015;

(f)           If applicable, negative debt certifications issued by: the State Insurance Fund, the Department of Labor of the Commonwealth; the “Administración para el Sustento de Menores” (ASUME);

(g)          The Company’s merchant certificate issued by the Puerto Rico Treasury Department;

(h)          Evidence of registration of the Company as an IVU Loto merchant with the Puerto Rico Treasury Department;

(i)           Originals of the Company Agreements and any amendments or other subsequent documentation or agreements relating thereto;

(j)           The name and address of the accounting firm(s) used by the Company for the preparation of the Tax returns referred to in (f) above;

(k)          A certificate from the Secretary of the Company certifying the incumbency and signatures of the persons executing any certificates or instruments hereunder on behalf of the Company and attaching true and correct copies of the Company’s Articles of Incorporation and Bylaws.

(l)           The Insurance Consulting Services Agreement duly executed by each of J.A. Walker & Associates, Inc. and Bermuda PPLI Advisors, Inc.

(m)         Such other instruments and documents that Buyer reasonably deems necessary to effect the transactions contemplated hereby.

2.03        Items to Be Delivered at the Closing by Buyer or Buyer Parent.

At the Closing, Buyer or the Buyer Parent, with respect to the Guaranty Agreement, if Buyer-Buyer Parent Merger shall not have occurred prior to Closing, shall deliver, or cause to be delivered, the following items to Seller:

(a)          Evidence of the Advantage Shares issued by Advantage to Seller pursuant to Section 1.01(b)(i) hereof, subject to future adjustment pursuant to Section 1.01(b) hereof;

(b)          The Seller Note in favor of Seller in the Initial Principal Amount pursuant to Section 1.01(b)(ii) hereof, subject to the subsequent adjustment of the Principal Amount as contemplated in this Agreement, duly executed by Buyer;

(c)          the Guaranty Agreement duly executed and delivered by the Buyer Parent, if Buyer-Buyer Parent Merger shall not have occurred prior to Closing;

(d)          A certificate from the Secretary of Buyer and the Buyer Parent with respect to the Guaranty Agreement, certifying the incumbency and signatures of the individual that on behalf of Buyer or the Buyer Parent, as applicable, executed this Agreement, the Ancillary Agreements and any certificates or instruments hereunder and attaching true and correct copies of the resolutions of Buyer’s and Buyer Parent’s governing authority, as applicable, authorizing the execution and delivery by Buyer and Buyer Parent of this Agreement, the Ancillary Agreements and all instruments and documents to be delivered in connection herewith and consummation of the transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller and Walker, severally but not jointly, represent and warrant to the Buyer Parties, as of the date hereof that:

3.01        Organization, Authority and Qualification of the Company.

The Company is a Class 5 segregated accounts international insurance company duly organized, validly existing and in good standing under Chapter 61 of the PRIC, and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted. The copy of the Articles of Incorporation and Bylaws of the Company that have been delivered by Seller to Buyer are true, complete, correct, have not been amended or revoked and are valid and in full force and effect, and the Company is not in violation or in default under any such documents. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary. Schedule 3.01 lists the officers and directors of the Company as of the date hereof. Upon request by Buyer, Seller will deliver to the Buyer for review the full and complete minute book and stock record books for the Company prior to the Closing Date.

3.02        Capital Stock of the Company; Ownership of the Common Stock.

The (a) authorized and (b) issued and outstanding capital stock of the Company is as set forth on Schedule 3.02. All of the shares of the Company Stock are validly issued, fully paid and non-assessable and free of all preemptive or other similar rights. Except as set forth on Schedule 3.02(a), the Company has no equity interest in any Person whether of record, beneficially, or equitably. Except as set forth on Schedule 3.02(b), there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, except as contemplated by this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Stock. As of the date hereof, the Seller owns 100% of the aggregate issued and outstanding shares of stock of the Company free and clear of any Liens. Upon consummation of the transaction contemplated hereby, the Buyer will be the sole owner, beneficially and of record, of 100% of the issued and outstanding stock of the Company, free and clear of any Liens.

3.03        Binding Agreement.

This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller enforceable against Seller by Buyer in accordance with its terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity.

3.04        Non-Contravention; Consents and Approvals.

The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, will not (a) contravene or conflict with the Company’s Articles of Incorporation or Bylaws; (b) contravene or conflict with any material applicable Law, or any order of the OCI or any other Governmental Authority; (c) constitute a default and does not trigger any liability of any nature on the part of the Company, under any contract or other agreement, contract or other instrument to which the Company is a party or by which the Company may be bound; or (d) result in the creation or imposition of any Lien on the Company’s assets. Except for the approval of the transactions contemplated hereunder on the part of the OCI, no declaration, filing or registration with (each, a “Filing”), or notice to or authorization, consent or approval of, any Governmental Authority is required for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, and (ii) no consent of any third party is required to be obtained or made by or with respect to the Company or the Seller in connection with the execution and delivery of this Agreement by Seller.

3.05        Litigation.

Except as set forth on Schedule 3.05, there are no Actions, suits, government proceedings or investigations pending or, to Seller’s and Walker’s Knowledge, threatened, against or affecting the Company, at Law or in equity, before any federal, state, Commonwealth, county, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality or before any arbitrator of any kind, in each case, domestic or foreign. Neither the Company, nor any of its properties, assets or liabilities, is subject to any judicial or administrative judgment, order, decree or restraint. The Company is not in default with respect to any order, writ, injunction or decree of any court of any federal, state, Commonwealth, county, municipal or other governmental, department, commission, board, bureau, agency or instrumentality, or arbitrator of any kind, in each case domestic or foreign, applicable to the Company. To Seller’s and Walker’s Knowledge, there is no fact or circumstances relating to the Company’s assets, liabilities, Business or operations that with the lapse of time or the happening of any further event or condition would reasonably be expected to give rise to any Action, suit, governmental proceeding or investigation against or materially adversely affecting the Company’s assets, liabilities and business or operations.

3.06        Licenses and Permits.

(a)          Schedule 3.06(a) sets forth a true and complete listing of all licenses and permits, used in the conduct of the Business of the Company (the “Company Licenses”).

(b)          The Company is not in breach of or default under any of the Company Licenses.

(c)          All the Company Licenses are in full force and effect, and will not be adversely affected or made subject to loss, limitation or any obligation to reapply solely as a result of the transactions contemplated by this Agreement.

3.07        Brokers’ or Finders’ Fees.

There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller or Walker related to the transactions contemplated by this Agreement.

3.08        Intellectual Property.

The Company has the full legal right title, and interest in and to any and all Intellectual Property used by it in the conduct of the Business. To Seller’s and Walker’s Knowledge, the conduct of the Business by the Company does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. No claim or demand of any Person has been made against the Company nor is there any proceeding that is pending, or to Seller’s and Walker’s Knowledge, threatened, against the Company, which (a) challenges the rights of the Company in respect of any Intellectual Property or (b) asserts that the Company is infringing or is required to pay to another Person any royalty, license fee, charge or other amount with regard to the Company’s use of any Intellectual Property in the conduct of the Business.

3.09       Obligations with Respect to Independent Contractors.

(a)          Seller has provided Buyer with true and accurate information in all material respects, regarding the names of all independent contractors who at any time during the one (1) year preceding the date of this Agreement have regularly performed, administrative, operational, including insurance intermediation and consulting services, for the Company, including, services provided by J.A. Walker & Associates Inc. and Aon Insurance Managers (Puerto Rico) Inc., (the “Independent Contractors”) and a brief description of the services performed by the Independent Contractors for the Company. None of the Independent Contractors has not been deemed to be, employees of the Company for any purpose, including without limitation federal, state or local withholding requirements or employee benefits, by any Governmental Authority.

3.10        Contracts.

(a)          Other than this Agreement, there are no existing written or oral agreements binding the Seller or the Company which relate in any way to the Company Stock, including without limitation, any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other similar agreements.

(b)          Schedule 3.10(b) lists all (i) variable universal life insurance policies, variable annuity policies and other life insurance agreements, contracts or arrangements (the “Company’s Policies”), and (ii) reinsurance contracts and other reinsurance arrangements, whether in respect to the Company’s Policies or otherwise (the “Company’s Reinsurance Contracts”), entered into by the Company with any Person which are in effect, regardless of their materiality. As to the Company’s Policies and the Company’s Reinsurance Contracts (1) none limits the freedom of the Company to engage in any business or to compete with any Person; (2) there is no existing default or event which, with the giving of notice or lapse of time, would constitute a default thereunder; (3) there are no liabilities (disclosed or undisclosed) accruing to the Company thereunder except as provided thereunder or arising therefrom in the Ordinary Course of Business; (4) there are no written or oral agreements modifying or in any manner altering the terms thereof; (5) all payments due by the Company to owners, insureds or beneficiaries under the Company’s Policies have been fully satisfied, and there are no claims pending or threatened on the part of such owners, insureds or third parties in connection thereto; and (6), to Seller’s and Walker’s Knowledge, there is no fact or circumstance relating to the Company’s Policies and the Company’s Reinsurance Contracts that with the lapse of time or the happening of any further event or condition would reasonably be expected to give rise to any Action, suit, claim governmental proceeding or investigation against or adversely affecting the Company.

(c)          Other than the Company’s Policies, the Company’s Reinsurance Contracts and the other contracts listed in Schedule 3.10(b) hereof, the Company is not party to any other material agreements relating to the Business.

3.11        Absence of Certain Changes.

Since December 31, 2015, there has not been (a) any change, event, circumstance or effect that, when considered individually or in the aggregate with all other changes or effects is, or would reasonably be expected to be, materially adverse on the Business, assets, financial condition, or results of operations of the Company (a “Material Adverse Effect”); (b) any sale, assignment, lease or other transfer of any portion of the assets used in the Business in a single transaction or series of transactions except when taken by the Company in the ordinary course of the Business that is consistent with past customs and practices of the Company (“Ordinary Course of Business”); (c) any failure to pay or discharge when due any material liability of the Company; or (d) any change in its premiums or other revenues, claims or other costs that would reasonably be expected to result in a Material Adverse Effect on the financial condition and results of operations of the Company.

3.12        Financial Statements.

(a)          Seller has furnished to Buyer a copy of the following materials each attached hereto with Schedule 3.12: (a) Company’s annual audited consolidated financial statements dated as of and for the fiscal years ended December 31, 2015 and 2014 (the “Company Annual Financial Statements); and (b) the Company’s quarterly unaudited consolidated financial statements dated as of and for the six (6) month period ending June 30, 2016 (the “Company Quarterly Financial Statements” and together with the Company Annual Financial Statements, the “Company Financial Statements”). The Company Annual Financial Statements and notes, and to the Seller’s and Walker’s Knowledge, the Company Quarterly Financial Statements and notes, were prepared in accordance with GAAP applied consistently with the past accounting practices of Company, its Subsidiaries and the Business, are true, correct and complete in all respects and fairly present the financial position, results of operation, assets and liabilities, changes in equity and cash flows of the Company, its Subsidiaries and the Business as of the dates thereof and the consolidated results of its operations for the periods covered thereby.

3.13        Compliance with Laws.

(a)          General. The Company is not in default under any, and the Company has complied with all, material applicable Laws and orders, judgments and decrees of any court, the OCI or other Governmental Authorities, applicable to the Company and the Business. To Seller’s and Walker’s Knowledge, there is no basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing.

(b)          Personal Information Security. The Company has implemented and maintained commercially reasonable physical, electronic, and procedural safeguards and security measures to (i) ensure the security and confidentiality of the non-public, personal information of its customers, insureds and employees (collectively, “Customer Data”); (ii) protects the Customer Data from reasonably foreseeable threats or hazards to its security or integrity; and (iii) protects Customer Data against unauthorized access, use, or modification, in each case, as required under applicable Law. The Company has implemented commercially reasonable response policies and procedures that specify actions to be taken when the Company detects or becomes aware of unauthorized access to its information systems containing Customer Data.

3.14        Real and Personal Property and Related Party Transactions.

(a)          Real and Personal Property. The Company does not own any real property, and is not party to or obligated under any lease of real property or any personal property.

(b)          Related Party Transactions. As of the date hereof and except as set forth in Schedule 3.14(b), (i) there are no agreements, arrangements or understandings between the Company, on the one hand, and Seller or any of Seller’s Affiliates, on the other, and (ii) there are no liabilities, indebtedness and obligations due and owing to or by the Company by or to, any of Seller or any of Seller’s Affiliates.

3.15        Tax Matters.

(a)          As of the date hereof: (i) the Company has filed all Income Tax Returns that it was required to file before the date hereof, or obtained a filing extension from the appropriate Governmental Authority and has paid all Income Taxes shown thereon as owing or are reflected as reserves on the most recent Company Financial Statements; (ii) all such Income Tax Returns are correct and complete in all material respects; (iii) no audit or other proceedings by any Governmental Authority is pending with respect to any Taxes due from or with respect to the Company and, to Seller’s and Walker’s Knowledge, no written assessment of Tax is proposed by any Governmental Authority against the Company; an98d (iv) the Company has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (v) there are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Stock or any of the assets of the Company.

(b)          Adequate reserves and accruals have been established by the Company to provide for the payment of all Taxes which are not yet due and payable with respect to the Company.

(c)          No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any of the Seller that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to Seller’s and Walker’s Knowledge, threatened against the Company or concerning the Company with respect to any Taxes. The Companies has not been notified by any taxing authority that any issues have been raised with respect to any Income Tax Return or any other return for Taxes.

(d)          All Taxes that were required to be withheld or collected by the Company prior to the Closing, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of any Company, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Law.

(e)          No claim has ever been made against the Company by any taxing authority in a jurisdiction where the Company does not file Income Tax Returns or other returns for Taxes, maintaining that the Company is subject to taxation by that jurisdiction.

(f)           The Company is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement. The Company will not be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 6051.07 of the PR Code (or any predecessor provision or corresponding provision of State, local or foreign Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) the receipt of any prepaid revenue on or prior to the Closing Date.

(g)          The Company is a grantee of tax exemptions under Chapter 61 of the PRIC (the “Tax Grant”). The Tax Grant of the Company is in full force and effect and has not been amended, modified or cancelled in any way or manner. The Company has complied with all terms and conditions set forth in Act No. 399 and its Tax Grant, does not have any outstanding Liabilities and will not incur any Liabilities thereunder as a result of the transactions contemplated by this Agreement.

3.16        Absence of Undisclosed Liabilities.

Except as and to the extent liabilities are (a) reflected in the Company Financial Statements, (b) disclosed on the Schedules attached hereto, (c) of the type which must be reflected on a balance sheet prepared in accordance with GAAP, consistently applied, or (d) incurred in the Ordinary Course of Business after December 31, 2015, the Company has no material Liabilities.

3.17        Indebtedness.

Other than as reflected on the Company Financial Statements, the Company has no outstanding Indebtedness or payables owed longer than thirty (30) days. No portion of any Indebtedness or Liabilities pertaining to the Business, including any accounts payable, that will exist as of the Closing Date will be more than 90 days past due, except for accounts payable that are being contested in good faith by appropriate action diligently pursued by the Company.

3.18        Insurance.

Schedule 3.18 sets forth all insurance policies the Company maintains in effect covering the assets of the Company and its operational risks, including any related Liabilities of a type and threshold standard for similar business operations to the Business.

3.19        Management Contract.

(a)          Attached to Schedule 3.19 is a true, correct and complete copy, including all amendments, of the Management Contract which is in full force and effect by and between the Company and Aon Insurance Managers (Puerto Rico) Inc.

(b)          Since the Company commenced its operations or Business, the Company has not had any Employees.

3.20        Disclosure.

No representation or warranty made by Seller and Walker in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading under the circumstances in which they were made.

3.21        No Other and Expiation of Representations and Warranties.

Except for the representations and warranties of the Seller and Walker contained in Article III or anywhere else in this Agreement, none of the Seller, Walker, any of their respective Affiliates, makes or has made, any other representation or warranty on behalf of the Seller or otherwise in respect of the Company, as to the probable success or profitability of the Company. The Seller and Walker expressly disclaim any other representations and warranties, whether express or implied. Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, the Buyer acknowledges and agrees that none of the Seller, Walker nor any of their respective Affiliates makes any representation or warranty (express or implied): (i) with respect to the adequacy or sufficiency of the reserves established for the Company’s Policies; or (ii) that the reserves for the Company’s Policies have been, are or will be adequate or sufficient for the purposes for which they were established. All of the representations and warranties of the Seller and Walker made in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement as provided in Section 5.01 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer Parties, jointly and severally, represent and warrant to Seller and Walker, as of the date hereof and on the Closing Date, as follows:

4.01        Buyer Existence and Power.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth. Buyer is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by law, except for such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

4.02        Authorization; Binding Agreement.

(a)          The execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and each of the Ancillary Agreements and the consummation by each of Buyer and Buyer Parent of the transactions contemplated hereby and thereby are within the corporate powers of each of Buyer and Buyer Parent, and have been duly authorized by all necessary corporate action on the part of each of Buyer and Buyer Parent. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by each of Buyer and Buyer Parent, and constitute valid and binding agreements of each of Buyer and Buyer Parent, enforceable against each of Buyer and Buyer Parent, in accordance with their respective terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity.

(b)          When delivered pursuant to this Agreement, the Seller Note will be duly executed and delivered by Buyer, and will constitute the valid and binding agreement of Buyer enforceable against Buyer by Seller in accordance with its terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity. Buyer agrees that all payments made to Seller under the Seller Note are principal payments, as the Seller Note does not include any interest payments.

4.03        Non-Contravention.

The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not: (i) contravene or conflict with Buyer’s Organizational Documents; (ii) contravene or conflict with any material provision of applicable Law; or (iii) constitute a default under any agreement, contract or other instrument to which Buyer is a party or by which Buyer may be bound.

4.04        No Legal Proceedings.

There is no legal proceeding pending, or to the Knowledge of Buyer, threatened against or affecting, Buyer or Buyer’s Parent before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or which may have a Material Adverse Effect on Buyer or Buyer’s Parent’s ability to purchase the Company Stock.

4.05        Valid Authorization and Issuance.

All necessary action on the part of the Buyer Parent necessary for the Buyer Parent’s issuance of the Advantage Shares to Seller pursuant hereto has been taken or will be taken prior to the Closing. The Advantage Shares, including any part thereof issuable upon conversion of the Preference Shares, when issued and delivered to Seller, will be duly and validly authorized and issued, fully paid and non-assessable, and free from all preemptive or similar rights, Taxes, Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of like shares of the Buyer Parent.

4.06        Disclosure.

No representation or warranty made by the Buyer Parties in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading under the circumstances in which they were made.

4.07        Ownership of Buyer.

Subject to the Buyer-Buyer Parent Merger, the Buyer Parent owns all of the issued and outstanding capital stock of the Buyer on the date of this Agreement.

4.08        Buyer Parent’s Articles of Incorporation and Bylaws.

The Buyer Parent has delivered to the Seller (a) true, correct and complete copies of the Buyer Parent’s Memorandum and Articles as filed with the Cayman Islands Registrar of Companies.

4.09        Buyer Parent’s Financial Statements.

The Buyer Parent has furnished to Seller copies of the Buyer Parent’s annual consolidated audited financial statements dated as of and for the fiscal year ended December 31, 2015 (the “Buyer Parent Annual Financial Statements”) and (ii) the Buyer Parent’s quarterly unaudited consolidated financial statements dated as of and for the six (6) month period ending June 30, 2016 (the “Buyer Parent Quarterly Financial Statements” and together with the “Buyer Parent Financial Statements”). The Buyer Parent Financial Statements were prepared in accordance with GAAP applied consistently with the past accounting practices of the Buyer Parent and its business, are true, correct and complete in all respects and fairly present the consolidated financial position, results of operation, assets and liabilities, changes in equity and cash flows of the Buyer Parent and its subsidiaries as of the dates thereof and the consolidated results of its and its subsidiaries’ operations for the periods covered thereby. To the Knowledge of Buyer, the Buyer Parent Annual Financial Statements do not have any material misstatements.

4.10        Brokers’ or Finders’ Fees.

There is no investment banker, broker, finder, intermediary or other Person that has been retained by or is authorized to act on behalf of Buyer or who is entitled to any investment banking advisory fee or commission upon consummation of the transactions contemplated by this Agreement.

ARTICLE V

SURVIVAL; INDEMNIFICATION

5.01        Survival of Representations, Warranties, and Covenants; Time Limitation on Indemnification.

Any covenant and agreement of a Party under this Agreement to be performed after the Closing Date shall survive until fully performed by such Party in accordance with the terms of this Agreement. All of the representations and warranties of the Parties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement until the Seller Note Maturity Date (the “Survival Date”). If, at any time on or prior to the Survival Date, a Party delivers to the other Party a written notice alleging a breach of any of the representations, warranties, covenants or agreements made by the other Party and asserting a claim for indemnification under this Article V, then that claim shall survive the Survival Date until such time as such claim is fully and finally resolved.

5.02        Indemnity by Seller.

Subject to the limitations in this Article V, Seller shall indemnify and hold harmless the Buyer Parties, and their respective Affiliates, stockholders, directors, officers, employees, partners, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses actually imposed upon or incurred or suffered by any Buyer Indemnified Party to the extent resulting or arising from:

(a)          any inaccuracy in any representation or warranty of the Seller or Walker contained in this Agreement; and

(b)          any breach of any covenant or agreement by the Seller or Walker contained in this Agreement or any Ancillary Agreement.

(c)          The Seller shall not be liable to the Buyer Indemnified Parties for indemnification under this Section 5.02 until the aggregate amount of all Losses in respect of indemnification claims made by any Buyer Indemnified Party under this Section 5.02 exceed two hundred thousand Dollars ($200,000) (the “Deductible”) and then only for such excess up to an amount which may vary, from time to time, and will be determined at the time a claim for indemnification is made hereunder (the “Indemnity Cap”). The amount of the applicable Indemnity Cap will be determined as follows:

(i)          For any claims made against the Seller under this Section 5.02 on or before December 31, 2017 the Indemnity Cap amount will be equal to the sum of: (i) the amount of the then unpaid Principal Amount of the Seller Note and (ii) the fair market value of the Advantage Shares as of the date of the written notice of claim.

(ii)         For any claims made against the Seller under this Section 5.02 on or after January 1, 2018 the Indemnity Cap amount will be equal to the then unpaid Principal Amount of the Seller Note.

5.03       Indemnity by Buyer Parties.

Subject to the limitations contained in this Article V, the Buyer Parties shall, jointly and severally, indemnify and hold harmless Seller and his Affiliates, agents, representatives, heirs, and permitted assigns (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses actually imposed upon or incurred or suffered by any Seller Indemnified Party to the extent resulting or arising from:

(a)          any inaccuracy in any representation or warranty of the Buyer Parties contained in this Agreement or any of the Ancillary Agreements; and

(b)          any breach of any covenant or agreement by the Buyer Parties contained in this Agreement or any of the Ancillary Agreements.

5.04        Set Off Rights. Upon written notice from Buyer to Seller, Buyer shall be entitled to offset any amount owed by Seller to Buyer under this Article V against all amounts owed or owing by the Buyer to the Seller under this Agreement, including without limitation any amounts payable under the terms of Section 1.01 (Purchase and Sale; Purchase Price).

5.05        Indemnification Procedures. The obligations and liabilities of each indemnifying party under this Agreement with respect to claims resulting from the assertion of liability by the other party or third parties will be subject to the following terms and conditions:

(a)          General Rules. All claims for indemnification by a party seeking indemnification under this Article (“Indemnified Party”) must be asserted and resolved as provided in this Section. If Indemnified Party has a claim for indemnification under Section 5.02 (Indemnification by Seller) or Section 5.03 (Indemnification by Buyer Parties) against any other party (“Indemnifying Party”), Indemnified Party shall deliver a written notification of a claim for indemnity under this Article (“Indemnity Notice”), specifying the nature of and basis for the claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the claim, to Indemnifying Party within a period of forty-five (45) days following the date on which Indemnified Party becomes aware of the claim. If Indemnifying Party notifies Indemnified Party that it does not dispute the claim described in the Indemnity Notice, or fails to notify Indemnified Party within the period ending thirty (30) days following receipt by Indemnifying Party of the Indemnity Notice (the “Dispute Period”) whether Indemnifying Party disputes the claim described in the Indemnity Notice, the Losses in the amount specified in Indemnity Notice will be conclusively deemed a liability of Indemnifying Party under Section 5.02 or Section 5.03, as the case may be, and Indemnifying Party shall immediately pay the amount of the Losses to Indemnified Party on demand. If Indemnifying Party notifies Indemnified Party within the Dispute Period that it disputes the claim described in the Indemnity Notice, Indemnifying Party and Indemnified Party will proceed in good faith to negotiate a resolution of the dispute.

(b)          Third Party Claims. This paragraph (b) provides certain additional procedures for disputes involving Third Party Claims (as defined below). If any written claim is made by a third party or if any suit or proceeding (including but not limited to an arbitration or an audit by any taxing authority) is instituted against Indemnified Party that, if prosecuted successfully, would, in the reasonable judgment of Indemnified Party, be a matter for which Indemnified Party is entitled to indemnification under this Agreement (a “Third Party Claim”), the obligations and liabilities of the parties with respect to the Third Party Claim will be subject to the following terms and conditions in (i) through (vi) below. For these purposes a claim made by a third party against an Affiliate of a party to this Agreement (which with respect to Buyer will include Seller following the Closing) will be considered a claim made against the party for which that party may be liable.

(i)          Indemnified Party shall give Indemnifying Party an Indemnity Notice of any Third Party Claim within twenty (20) days after receipt by Indemnified Party of written notice but the failure of Indemnified Party to furnish written notice to Indemnifying Party of a Third Party Claim will not release Indemnifying Party from Indemnifying Party’s obligations under this Article, except to the extent that Indemnifying Party is actually prejudiced by such failure. Indemnifying Party shall have the right to undertake the defense of the Third Party Claim at its expense using counsel of its own choosing, provided that Indemnifying Party obtains the prior approval by Indemnified Party of that counsel, which approval will not be unreasonably withheld or delayed, the Third Party Claim does not involve a claim for specific performance or injunctive or other equitable relief, and nothing herein will prejudice the right of Indemnified Party to participate in the defense at its own expense through counsel of its choosing. The assumption of the defense of any Third Party Claim by Indemnifying Party will constitute the agreement of Indemnifying Party to assume, without condition or reservation, full responsibility for the Third Party Claim. Thereafter, Indemnifying Party shall pay as and when due all costs and expenses related to the defense of the Third Party Claim and shall pay and satisfy in full the amount of the losses arising from or related to the Third Party Claim.

(ii)         If Indemnifying Party does not so undertake the defense of the Third Party Claim within fifteen (15) days after written notice of the claim has been given to Indemnifying Party by Indemnified Party, Indemnified Party will have the right to undertake the defense, compromise and settlement of the Third Party Claim with counsel of its own choosing. Under these circumstances, promptly upon its assumption of the defense of the Third Party Claim, Indemnified Party shall give an Indemnity Notice which will be deemed to be an Indemnity Notice that is not with respect to a Third Party Claim subject to the procedures set forth in this Section. Indemnifying Party shall have no further right to participate in the defense of such Third Party Claim but Indemnifying Party can still contest its liability to indemnify Indemnified Party for such claim.

(iii)        Indemnified Party and Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including but not limited to making available records relating to the claim and furnishing employees of Indemnified Party or Indemnifying Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to the claim. All reasonable costs and expenses incurred by Indemnifying Party or Indemnified Party in connection with the foregoing will be the responsibility of the party requesting such cooperation.

(iv)        Indemnified Party will have the right to participate fully in all proceedings, including settlement discussions, will be provided copies of notices, orders and all other papers and will be given prior notice by Indemnifying Party of any meetings, hearings and other discussions in any such suit or proceeding. Indemnifying Party shall consult with Indemnified Party and keep Indemnified Party fully advised of the progress of any such suit or proceeding and will make no admissions or otherwise act in a manner that might be prejudicial to Indemnified Party’s rights in connection with any such suit or proceeding.

(v)         Indemnifying Party agrees that any controversy between it and Indemnified Party concerning its obligations under this indemnity may be litigated or otherwise resolved in the same forum and concurrently with any proceeding against Indemnified Party to which such controversy may relate, and Indemnifying Party agrees if requested by Indemnified Party to voluntarily appear in that forum and submit to the jurisdiction thereof.

(vi)        Unless Indemnifying Party has failed or refused to undertake the defense of a Third Party Claim, no settlement by Indemnified Party of a Third Party Claim will be made without the prior written consent of Indemnifying Party, which consent will not be unreasonably withheld or delayed. If Indemnifying Party has assumed the defense of a Third Party Claim as contemplated by this Section, no settlement of the Third Party Claim may be made by Indemnifying Party without the prior written consent of Indemnified Party, which consent will not be unreasonably withheld or delayed.

5.06        Certain Indemnification Matters.

(a)          The Buyer Parties and the Seller and Walker agree that all Losses hereunder shall be limited to actual monetary damages only and shall not include punitive, exemplary, incidental, consequential, special, indirect or treble damages or damages based on loss of future revenue, profits or income.

(b)          Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c)          The amount of any Losses sustained by an Indemnified Party shall be reduced (i) by any amount actually received by such Indemnified Party (net of deductibles, co-payments or other costs actually and reasonably incurred by the Indemnified Party (including increased premiums on such third party insurance policies to the extent attributable to the payment of such claims)) with respect thereto under any insurance coverage relating thereto (other than any reinsurance provided by an Affiliate of such Indemnified Party), net of all out-of-pocket costs and expenses reasonably incurred by such Indemnified Party in obtaining such amounts, (ii) by any amount actually received by such Indemnified Party with respect thereto from any non-Affiliated Person alleged to be responsible for any Losses, net of all out-of-pocket costs and expenses reasonably incurred by such Indemnified Party in obtaining such amounts, or (iii) by the amount of any Tax benefit actually realized by such Indemnified Party with respect to a Loss arising in connection to a Tax, during the Tax year in which the Loss was incurred (and increased by the amount of any Tax detriment realized by such Indemnified Party with respect to its entitlement to indemnification hereunder). The Indemnified Parties shall use commercially reasonable efforts to collect any amounts recoverable from non-Affiliated Persons (other than under third party insurance policies) relating to Losses sustained by such Indemnified Party; provided, that any failure of such Indemnified Parties to use such commercially reasonable efforts shall not relieve any Indemnifying Party from any obligation under this Article V, including any obligation to make any payment to an Indemnified Party. If the Indemnified Party actually receives any amounts under applicable third party insurance policies, or from any non-Affiliated Person alleged to be responsible for any Losses, or actually realize any Tax benefit or Tax detriment described in the previous sentence, in each case in connection with a matter giving rise to an indemnification payment hereunder, but subsequent to such indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any indemnification payment actually made by such Indemnifying Party to the Indemnified Party with respect to the applicable Loss up to the amount actually received or realized (net of deductibles, co-payments, net increases or decreases in federal, state, local and other Taxes described in this Section 5.06(c) attributable to such additional amounts or other costs actually and reasonably incurred by the Indemnified Party (including increased premiums on such third party insurance policies to the extent attributable to the payment of such claims)).

(d)          In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party pursuant to a claim or demand, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

(e)          In the event any legal action for indemnification under this Article V has been finally determined, the amount of such final determination shall be paid if the Indemnified Party is a (i) Seller Indemnified Party, by the Buyer Parties, as applicable, to the Seller Indemnified Party, and (ii) Buyer Indemnified Party, by Seller and Walker, as applicable, to the Buyer Indemnified Party, in each case upon demand by wire transfer of immediately available funds, to an account or accounts designated by the Indemnified Party in writing. A legal action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article V when the Parties have so determined by mutual agreement or, if disputed, when a final and non-appealable order from a Governmental Authority has been entered with respect to such legal action.

(f)           Each Indemnified Party shall take all commercially reasonable measures to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses.

(g)          Seller and Buyer agree to treat all payments made by either of them to or for the benefit of the other under this Article V as adjustments to the Adjusted Purchase Price.

5.07        Exclusive Remedy.

Subject to this Section 5.07, and except for claims for injunctive relief or specific performance under Section 8.12, the indemnification provisions in this Article V shall be, in the absence of fraud, the sole and exclusive remedy for any breach of any representation or warranty or any covenant or agreement contained in this Agreement.

ARTICLE VI

COVENANTS

6.01        Further Assurances.

From and after the date of this Agreement, and from time to time thereafter, including from and after the Closing Date, each Party will do, execute, acknowledge, deliver and file, or cause to be done, all such acts, instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by the other Party in order to carry out the terms and provisions of this Agreement.

6.02       Insurance Consulting Services Agreements.

(a)          The Seller acknowledges that the Buyer would not consummate the transactions contemplated by this Agreement without the assurance that the Seller and Walker will provide certain insurance consulting services to the Company after the Closing, and to refrain from engaging in certain activities considered to be in competition with the Company and the Business. To this end, Seller and Buyer have agreed that as a condition precedent to the Buyer’s obligation to Close the transactions contemplated in this Agreement, Walker, on behalf of J.A. Walker & Associates Inc., and Seller, on behalf of Bermuda PPLI Advisors, Inc., shall have entered into the Insurance Consulting Services Agreement to become effective upon Closing of the transactions contemplated in this Agreement.

(b)          Nothing in this Agreement or in the Ancillary Agreements shall be interpreted to prohibit the Seller from holding the Seller’s current interest in Lighthouse Capital Insurance Company and its service provider, Middlebury Investments Inc.

6.03        Termination of Legacy Consulting Fee Arrangements.

Schedule 6.03 hereto sets forth a copy of the duly executed termination agreement whereby, effective January 1, 2017, the consulting agreements between the Company and (i) Middlebury Investments Inc.; and (ii) MidOcean Partners will be mutually terminated, such that no further consulting fees will be due from the Company to Middlebury Investments Inc. and MidOcean Partners arising on or after January 1, 2017. Other than for policy specific broker and third-party advisor agreements related to the Company’s Policies specified in Schedule 6.03 hereto that will continue to be applicable to such existing policies after Closing, no ongoing compensation will be due from the Company to any Person for the Company’s operations in year 2017 or thereafter.

6.04        Consents and Approvals.

As of the Closing Date, all consents and approvals required for the consummation of the transactions contemplated hereby as set forth on Schedule 6.04 hereof, and all approvals, including approvals of Buyer’s Board of Directors, shall have been obtained and shall be in full force and effect.

6.05        Tax Matters.

(a)          Tax Periods Ending on or before the Closing Date. Buyer shall cause the Company to prepare and file all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Seller shall joint and severally reimburse Buyer for any Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Company Financial Statements.

(b)          Cooperation on Tax Matters. Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)          Best Efforts. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

6.06        Confidentiality.

Seller and Walker agree not to disclose or use any Confidential Information. If Seller or Walker are requested or required pursuant to written or oral question or request for information or documents in any Proceeding or similar process to disclose any Confidential Information, then Seller or Walker, as applicable, will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.06. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or Walker are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller or Walker, as applicable, may disclose the Confidential Information to the tribunal; provided, however, that Seller or Walker shall use their respective best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure, unless such Confidential Information is so available due to the actions of Seller or Walker.

6.07        Company Regulatory Capital and Surplus.

Seller warrants and will ensure that on the Closing Date the minimum regulatory capital and surplus required with respect to the Company pursuant to the applicable provisions of Chapter 61 of the PRIC and its implementing rules and regulations, shall be available in cash and deposited in an FDIC-insured depository institution in the Commonwealth.

6.08        Conduct of the Business Post-Closing.

(a)          Except as otherwise contemplated in this Agreement or the Ancillary Agreements, or with the prior written consent of Seller (which consent will not be unreasonably withheld or delayed), after the Closing, and up to the earlier of (i) such date on which all amounts due and payable to the Seller under the Seller Note have been paid in full, or (ii) January 1, 2018, Buyer will cause the Company to conduct the Business only in the Ordinary Course of Business (including the use of Aon Insurance Managers (Puerto Rico) Inc.) during the twelve-month period prior to the date hereof.

(b)          After January 1, 2018, Buyer many at any time cause the Company to enter into a transaction to merge, consolidate, reorganize, liquidate, dissolve or otherwise terminate the existence of the Company, or to cause the Company to conduct the Business other than in the Ordinary Course of Business during the twelve-month period prior to the date hereof, but in such event the Seller Note shall become immediately due and payable in full.

6.09        Employment Offers.

Seller and Buyer agree that Buyer, in its sole discretion, may offer employment to any individual currently rendering services as an independent contractor of the Company; provided, that such offer or its acceptance does not breach any obligation that the Company may have with respect to its third party service providers, including Aon Insurance Managers (Puerto Rico) Inc.

6.10        Exclusivity.

The Company, Seller and Walker agree that they will not, and will cause each of their respective directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and representatives) relating to any transaction involving (i) the sale of any stock or other ownership interest or any assets (other than the sale of inventory in the Ordinary Course of Business) or debt of the Company, (ii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the Company or (iii) any similar transaction or business combination involving the Company or any of its Subsidiaries (in each case, an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal. Seller and the Company shall immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing, and the Company and Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact related to an Acquisition Proposal and provide Buyer with the details thereof (including the Person making such offer, inquiry or contact) and a copy of all written communication in connection therewith) and their response thereto.

6.11        Inspection Rights.

Following the Closing, the Seller may request reasonable information of the Buyer Parties or the Company related to the Company, the Advantage Shares, the amounts due under the Seller Note, and/or the amounts stated in any Annual Earnings Certificate.

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

7.01        Conditions to Close.

(a)          Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to satisfaction of the following conditions:

(i)          the Seller shall have delivered to Buyer the certificates representing all of the Company Stock, together with other appropriate instruments of transfer to convey the same to Buyer;

(ii)         all of the representations and warranties contained in Article III or in any other Ancillary Agreement must have been accurate in all respects (if containing the term “material,” “in all material respects,” “Material Adverse Effect” or any other similar qualification based upon materiality) or in all material respects (if containing no such qualification) as of the date hereof and as if made on the Closing Date;

(iii)        the Company and Seller shall have performed and complied in all material respects with all of the covenants and agreements in this Agreement to be performed prior to or at the Closing;

(iv)        there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;

(v)         during the period from the date of the most recent fiscal year end through the Closing Date, there shall not have been a Material Adverse Effect (after taking into account any special indemnification or other remedies reasonably acceptable to Buyer offered by the Seller, to lessen the effects of such non-satisfaction);

(vi)        the Seller shall have delivered to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming that each of the conditions specified above in Section 7.01(a)(i) - (xiv) are satisfied;

(vii)       Buyer shall have completed and shall be satisfied in its sole discretion with the results of its due diligence investigation of the Company and the due diligence investigation of its attorneys, accountants and other advisors and consultants;

(viii)      the Seller shall have delivered to Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, attaching and certifying (1) the Organizational Documents of the Company, (2) the authorizing resolutions of the Company, and (3) the incumbency and signatures of the Persons signing this Agreement and the other agreements contemplated hereby on behalf of the Company;

(ix)        the Seller shall have delivered to Buyer good standing certificates for the Company from Puerto Rico, and each jurisdiction in which the Company is qualified to do business;

(x)         each member of the board of directors of the Company identified on Schedule 3.01 shall have tendered their resignations;

(xi)        the Seller shall have delivered to Buyer the minute books and stock records of the Company;

(xii)       The Seller, on behalf of Bermuda PPLI Advisors, Inc., shall have executed and delivered to Buyer either the Insurance Consulting Services Agreement;

(xiii)      Walker on behalf of J.A. Walker & Associates, Inc. shall have executed and delivered to Buyer the Insurance Consulting Services Agreement; and

(xiv)      the Seller shall have delivered to Buyer all other instruments and documents required by this Agreement to be delivered by the Company and Seller, and such other instruments and documents which Buyer or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance satisfactory to Buyer. Buyer may waive any condition specified in this Section 7.01(a) if it executes a writing so stating at or prior to the Closing.

(b)          Conditions to Sellers’ Obligation. Sellers’ obligations to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(i)          all of the representations and warranties contained in Article IV or in any Ancillary Agreement must have been accurate in all respects (if containing the term “material,” “in all material respects,” “Material Adverse Effect on Buyer” or any other similar qualification based upon materiality) or in all material respects (if containing no such qualification) as of the date hereof and as if made on the Closing Date;

(ii)         Buyer must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(iii)        there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;

(iv)        Buyer shall have delivered to the Representative at the Closing a certificate, in form and substance reasonably satisfactory to the Representative, confirming that each of the conditions specified above in Sections 7.01(b)(i) - (v) are satisfied; and

(v)         Buyer shall have delivered to the Representative a certificate from the Secretary of Buyer, dated as of the Closing Date, attaching authorizing resolutions of Buyer and certifying the incumbency and signatures of the persons signing this Agreement and the other agreements contemplated hereby.

(vi)        The Seller may waive any condition specified in this Section 7.01(b) if it executes a writing so stating at or prior to the Closing.

ARTICLE VIII

MISCELLANEOUS

8.01        Fees and Expenses.

Buyer and Seller each shall pay their respective fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

8.02        Entire Agreement.

This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. The Exhibits and Schedules and the other agreements identified in this Agreement are incorporated herein by reference.

8.03        Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Party.

8.04        Amendments; Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written notice to the other party. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of compliance with any other provisions contained in this Agreement or of any subsequent breach.

8.05        Notices.

(a)          Each notice, request, demand, approval or other communication which may or is required to be given under this Agreement must be in writing (including through electronic transmission) and shall be deemed to have been properly given when: (i) delivered personally at the address set forth below for the intended party during normal business hours at such address; (ii) sent by facsimile or other electronic transmission with telephone or electronic confirmation of receipt or acknowledgement; (iii) sent by recognized overnight courier; or (iv) sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Seller, to:	with a simultaneous copy to (which shall not constitute notice):

Mr. Colin Murdoch-Muirhead	Mr. James A. Walker, Jr.
21 Jones Lane, Warwick PG01	117 Calle C Costa De Oro
Hamilton HMSX, Bermuda	Dorado, Puerto Rico 00646
Office Telephone: (441) 236 -4590	Office Telephone: (787) 796 -6401
Cell: (441) 505 -8501	Cell: (404) 729 -3680
Email: cmuirhead@logic.bm	Email: jay@jawalkerassoc.com

if to Buyer, to: Advantage Insurance Inc.	with a simultaneous copy to (which shall not constitute notice):

Mr. Walter C. Keenan	Pedro I. Vidal -Cordero, Esq.
American International Plaza	Vidal, Nieves & Bauzá LLC
250 Avenue Munoz Rivera, Suite 710	B7 Tabonuco Street, Suite 1108
San Juan, Puerto Rico 00918	Guaynabo, Puerto Rico 00969
Telephone: (787) 705-2900	Telephone: (787) 413-8883
Email: w.keenan@advantagelife.com	Email: pvidal@vnblegal.com

(b)          Notices shall be given to such other addressee or address, or both, or by other means as a particular party may from time to time designate by written notice (including through an electronic transmission) to the other party hereto in the manner specified in this Section. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed delivered, given and received for all purposes of this Agreement: (i) three (3) business days after the date of deposit thereof for mailing in a duly constituted United States post office or branch thereof; (ii) one (1) business day after deposit with a recognized overnight courier service; or (iii) upon confirmation or acknowledgement of receipt of any facsimile or electronic transmission.

8.06        Counterparts; Effectiveness.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any signature page delivered by facsimile or email shall be binding to the same extent as an original. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other Parties hereto.

8.07        Interpretation; Construction.

The headings in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, as appropriate. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

8.08        Severability.

If one or more provisions of this Agreement are held to be illegal, invalid or unenforceable under applicable Law, then (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof or thereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement, and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.09        Governing Law; Dispute Resolution.

(a)          Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the substantive laws of the Commonwealth of Puerto Rico, without regard to its choice of law principles.

(b)          Resolution of Disputes. Except as specifically provided elsewhere in this Agreement, in the event of any dispute, claim, question, or disagreement arising out of or relating to the Agreement or the breach thereof, the Parties hereby agree that upon notice by a Party to another Party or other Parties (the “Arbitration Notice”), such dispute, claim, question, or disagreement shall be finally settled by binding arbitration in accordance with the provisions of the American Arbitration Association (“AAA”) and AAA’s applicable arbitration rules and procedures (the “Arbitration Rules”). The Arbitration Notice delivered pursuant to this Section 8.09(b) shall contain a detailed statement of the claim(s), including a description of the factual contentions which support said claim(s). There shall be a panel of three (3) arbitrators. The Seller and Buyer shall each select one arbitrator, and the third arbitrator shall be selected by the Parties by joint agreement. The arbitration shall be held in San Juan, Puerto Rico, or such other place as the Parties shall mutually agree. A party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the selection of the arbitrators or pending the arbitrators’ determination of the merits of the controversy. Judgment on the award of the arbitrator(s) may be entered in any court having jurisdiction over a party against which enforcement of the award is being sought. The costs of the arbitration, including but not limited to all reasonable attorneys’ fees, shall be covered as set forth in Section 8.10 below.

(c)          The substantive law of the Commonwealth of Puerto Rico will be applied by the arbitrator.

(d)          If for whatever reason it is judicially determined that the mandatory arbitration provision of paragraph (b) above is unenforceable or otherwise may not be applied for resolution of a dispute, as a contingency and not as an indication that such mandatory arbitration is not their desire, the Parties hereby consent to jurisdiction and to venue in the Commonwealth of Puerto Rico, with respect to any dispute pertaining to the subject matter of this Agreement (including a dispute over the applicability of the mandatory arbitration provision). Any judicial proceeding brought by any party with respect to the subject matter of this Agreement must be brought in the appropriate Court of competent jurisdiction only in the Commonwealth of Puerto Rico. By execution and delivery of this Agreement, the Parties generally and unconditionally accept the nonexclusive jurisdiction of the aforesaid courts with respect to any such referenced proceeding, and irrevocably agree to be bound by any judgment rendered therein in connection with this Agreement. Public Announcements.

(e)          Neither Seller nor Buyer, and none of their respective Affiliates, officers, members, directors, trustees, representatives, and agents (including consultants, attorneys, and accountants of each party), shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller and Buyer (which consent shall not be unreasonably withheld), except for information and filings reasonably necessary to be directed to Governmental Authorities to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other applicable Law.

8.10        Attorneys’ Fees and Costs.

In the event of any litigation or arbitration between the Parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred and reasonable attorneys’ fees, including attorneys’ fees in all arbitrations, trials, bankruptcies and appeals. If any dispute arising out of or relating to this Agreement is submitted to arbitration, the arbitrator(s) shall have the power and authority to, and the Parties hereby direct that such arbitrator or arbitrators shall, determine entitlement to attorneys’ fees and costs, and the amount of the attorneys’ fees and costs to be awarded to the prevailing party.

8.11        Review by Counsel.

By executing this Agreement, each of the Parties is warranting and representing to the other that it has had the option and opportunity to review this Agreement with independent legal or financial counsel and has either reviewed this Agreement with such counsel or has independently elected not to proceed with such review. Each of the Parties further warrants and represents that it is satisfied with the results of such consultation or the opportunity to review this Agreement and is signing the same as his, her or its free act and deed and not under any force or coercion. In no event shall this Agreement be interpreted or construed for or against any party on the basis of authorship of the Agreement.

8.12        Specific Performance.

The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each party hereto hereby irrevocably waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (i) by seeking any remedy provided for in this Section 8.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (ii) nothing contained in this Section 8.12 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) injunctive relief or specific performance under this Section 8.12 before exercising any other right under this Agreement.

8.13        Third Party Beneficiaries.

Other than the rights granted to the Indemnified Parties under Article V, nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Seller and the Buyer Parties and their respective successors and permitted assigns.

8.14        Public Disclosure.

The Parties shall agree on the form and content of any initial press release and, except with the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue any other press release or other public statement or communication with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby; provided, that the Parties may, without the prior written consent of the other Party, issue such communication or make such public statement (x) as may be required by applicable Law, stock exchange rules or Governmental Authority and, if practicable under the circumstances, after reasonable prior consultation with the other Party hereto, or (y) to enforce its rights under this Agreement or any Ancillary Agreement. Notwithstanding anything in this Agreement to the contrary, the Seller, the Buyer Parties and their respective Affiliates shall not be prohibited from disclosing any information concerning this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (a) to auditors or ratings agencies; provided, that such auditors or ratings agencies are made aware of the provisions of this Section 8.14 and are subject to obligations of confidentiality with respect to such information, (b) to an adviser for the purpose of advising in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; provided, further, that such adviser is made aware of the provisions of this Section 8.14 and is subject to obligations of confidentiality with respect to such information or, (c) to the extent that the information has been made public by, or with the prior consent of, the other Party. Any Party disclosing information to auditors, ratings agencies or advisers pursuant to clause (a) or (b) of this Section 8.14 shall be liable to the other Party for any unauthorized use or disclosure of such information by such auditors, ratings agencies or advisors.

8.15        WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NONE OF THE OTHER PARTIES HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.15. ANY PARTY MAY CONFIDENTIALLY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY

ARTICLE IX

TERMINATION

9.01        Termination of Agreement.

The Parties may terminate this Agreement as follows:

(a)          Buyer Parties and Seller may terminate this Agreement by their mutual written consent at any time prior to the Closing;

(b)          The Buyer Parties may terminate this Agreement by giving written notice of termination to the Seller at any time prior to the Closing (i) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement which individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) if the Closing shall not have occurred on or before June 30, 2017 (the “End Date”) solely by reason of the failure of any condition precedent under Section 7.01(a) hereof (unless the failure results primarily from any breach by the Buyer Parties of any representation, warranty, or covenant of the Buyer Parties contained in this Agreement).

(c)          The Seller may terminate this Agreement by giving written notice of termination to Buyer Parties at any time prior to the Closing (i) in the event the Buyer Parties have breached any representation, warranty, or covenant contained in this Agreement which individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Buyer or (ii) if the Closing shall not have occurred on or before the End Date solely by reason of the failure of any condition precedent under Section 7.01(b) hereof (unless the failure results primarily from any breach by Seller or Walker of any representation, warranty, or covenant of Seller or Walker contained in this Agreement).

9.02        Effect of Termination.

If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 6.06 and Article VIII of this Agreement shall survive such termination of this Agreement. Nothing in this Article IX will release any Party from any liability for any breach of any representation, warranty, covenant or agreement in this Agreement.

ARTICLE X

DEFINITIONS

10.01     Definitions.

Unless otherwise provided herein, the following capitalized terms have the following meanings:

“AAA” has the meaning given to such term in Section 8.09(b) hereof.

“Accelerated Payment” has the meaning given to such term in Section 1.01(g) hereof.

“Acquisition Proposal” has the meaning given to such term in Section 6.10 hereof.

“Action” means, with respect to any Person, any claim, action, suit, arbitration, inquiry, investigation or proceeding by or before any Governmental Authority.

“Adjusted Purchase Price” has the meaning given to such term in Section 1.01(b) hereof.

“Advantage Shares” has the meaning given to such term in Section 1.01(c) hereof.

“Affiliate” means, with respect to any specified Person, (a) any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and (b) any husband or wife, birth or adoptive parent, child or sibling, stepchild, stepmother, or stepsister, father-in-law, mother-in-law, son-in-law, daughter-in-law, or sister-in-law, grandparent or grandchildren, and spouse of grandparent or grandchildren of such Person. For purposes of this Agreement, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by representation on the board of directors, management committee or similar governing body, by contract or otherwise.

“Agreement” means this Stock Purchase and Sale Agreement between the Seller and the Buyer Parties, including all Exhibits and Schedules hereto.

“Annual Earnings Certificate” has the meaning given to such term in Section 1.02(d) hereof.

“Ancillary Agreements” means the Insurance Consulting Services Agreement and the Guaranty Agreement.

“Arbitration Notice” has the meaning given to such term in Section 8.09(b) hereof.

“Arbitration Rules” has the meaning given to such term in Section 8.09(b) hereof.

“As-Converted Book Value per Preference Share” means the value of the issued and outstanding Convertible Preference Shares as calculated for a given balance sheet date consistent with the methodology set out in footnote 29 to Buyer Parent’s audited consolidated financial statements for the year ended December 31, 2015. The Parties agree that as-converted book value per preference share on December 31, 2015 was $10.68.

“Business” has the meaning given to such term in the Recitals to this Agreement.

“Buyer” has the meaning given to such term in the introductory paragraph of this Agreement.

“Buyer Audit Firm” means KPMG or such other firm of reputable independent public accountants appointed by the Audit Committee of the Board of Directors of Buyer or, if applicable, Buyer Parent.

“Buyer Parent” has the meaning given to such term in the introductory paragraph of this Agreement.

“Buyer Parent Annual Financial Statements” has the meaning given to such term in Section 4.10 hereof.

“Buyer Parent 2016 Audited Financial Statements” has the meaning given to such term in Section 1.03 hereof.

“Buyer Parent Financial Statements” has the meaning given to such term in Section 4.10 hereof.

“Buyer-Buyer Parent Merger” means the merger of Buyer Parent with and into the Buyer with the Buyer as the survivor of such merger.

“Buyer Parent Quarterly Financial Statements” has the meaning given to such term in Section 4.10 hereof.

“Buyer Parties” has the meaning given to such term in the introductory paragraph of this Agreement.

“Change of Control” means the occurrence of any of the following events:

(i)          any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Buyer Parent or the Company representing 50% or more of the combined voting power of the Buyer Parent’s or the Company’s, as applicable, then outstanding voting securities entitled to vote generally in the election of directors;

(ii)         the approval by the shareholders of the Buyer Parent or the Company, as applicable, of a complete liquidation or dissolution of the Buyer Parent or the Company, as applicable, or the sale or other disposition of all or substantially all of the assets of the Buyer Parent or the Company, as applicable.

“Chapter 61 of the PRIC” means the chapter of the Puerto Rico Insurance Code added through Act No. 399 of September 22, 2004, as amended, including its enabling rule, regulations and the official statements adopted thereunder by the OCI and/or any other Governmental Authority, and pursuant to which the Company and its Business is principally regulated in Puerto Rico.

“Closing” has the meaning given to such term in Section 2.01 hereof.

“Closing Date” has the meaning given to such term in Section 2.01 hereof.

“Closing Date Purchase Price” has the meaning given to such term in Section 1.01(b) hereof.

“Commonwealth” means the Commonwealth of Puerto Rico.

“Company” has the meaning given to such term in the Recitals of this Agreement.

“Company Actual 2016 Earnings” means, with respect to the twelve months ended December 31, 2016, the positive difference between (i) the sum of (a) the gross underwriting income and (b) the policy loan interest income and (ii) the sum of (a) the commission expenses and (b) the general and administrative expenses of the Company in each case, as such amounts are stated in the Company Audited Financial Statements for such accounting period. For purposes of clarity and example, the Company Actual Annual Earnings for 2015 were:

Underwriting Income	$2,765,729
Policy Loan Interest	62,519
Commissions	(825,798)
General and Administrative	(623,435)

Company Actual Annual Earnings for 2015	$1,378,015

“Company Annual Financial Statements” has the meaning given to such term in Section 3.12 hereof.

“Company Financial Statements” has the meaning given to such term in Section 3.12 hereof.

“Company Licenses” has the meaning given to such term in Section 3.06 hereof.

“Company’s Policies” has the meaning given to such term in Section 3.10(b) hereof.

“Company’s Reinsurance Contracts” has the meaning given to such term in Section 3.10(b) hereof.

“Company Net Equity” means, as of any date of determination, the total amount of the Shareholder’s Equity of the Company, calculated in accordance with GAAP, as of such date. For purposes of clarity and example, the Shareholder’s Equity at December 31, 2015 was $1,988,950.

“Company Quarterly Financial Statements” has the meaning given to such term in Section 3.12 hereof.

“Company’s Reinsurance Contracts” has the meaning given to such term in Section 3.10(b) hereof.

“Company 2016 Actual Net Equity” has the meaning given to such term in Section 1.01(d) hereof.

“Company 2016 Audited Financial Statements” has the meaning given to such term in Section 1.02(a) hereof.

“Company 2017 Audited Financial Statements” has the meaning given to such term in Section 1.02(b) hereof.

“Company 2018 Audited Financial Statements” has the meaning given to such term in Section 1.02(c) hereof.

“Company 2016 Estimated Net Equity” has the meaning given to such term in Section 1.01(c) hereof.

“Confidential Information” means any information concerning the Buyer and any of its Affiliates not already generally available to the public.

“Convertible Preference Share” means a convertible preference share of the Buyer Parent, par value $0.01 per share.

“Customer Data” has the meaning given to such term in Section 3.13(b) hereof.

“Deductible” has the meaning given to such term in Section 5.02 hereof.

“Dispute Period” has the meaning given to such term in Section 5.05(a) hereof.

“Dollars” means dollars in the currency of the United States of America and all references to cash mean cash currency of the United States of America.

“End Date” has the meaning given to such term in Section 9.01(b) hereof.

“Employee” means any individual employed by the Company in the Business.

“Estimated Preference Shares Value” has the meaning given to such term in Section 1.01(c)(i) hereof.

“Filing” has the meaning given to such term in Section 3.04 hereof.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any foreign, federal, Commonwealth, state or local government, political subdivision or governmental or regulatory authority, company, board, bureau, commission, agency, instrumentality or court or quasi-governmental authority of competent jurisdiction, including the OCI.

“Gross Underwriting Income” means the total amount of fees and mortality charges earned by the Company less the amount of the Company’s reinsurance premiums ceded, as set out in its statement of income prepared under GAAP consistent with its financial statements for the years ended December 31, 2015 and 2014. For the year ended December 31, 2015, the Parties agree that the Gross Underwriting Income was $2,765,729.

“Guaranty Agreement” means the Guaranty Agreement in the form attached as Exhibit B hereto to be executed and delivered by the Buyer Parent to the Seller at Closing, if applicable.

“Income Taxes” means, (a) foreign, federal, Commonwealth, state or local income or franchise taxes, together with any interest or penalties or addition to tax imposed with respect thereto, and (b) any obligations under any agreements or arrangements with respect to any Income Taxes described in clause (a) above.

“Income Tax Returns” means, Tax Returns that pertain to Income Taxes.

“Indemnified Party” has the meaning given to such term in Section 5.05(a) hereof.

“Indemnified Parties” has the meaning given to such term in Section 5.03 hereof.

“Indemnifying Party” has the meaning given to such term in Section 5.05(a) hereof.

“Indemnity Cap” has the meaning given to such term in Section 5.02 hereof.

“Indemnity Notice” has the meaning given to such term in Section 5.05(a) hereof.

“Indebtedness” means, with respect to the Company: (a) all indebtedness of the Company for borrowed money (excluding the current portion of any long-term debt and capital leases, short-term borrowings or debt); (b) all vendor financing of the Company or other indebtedness for the deferred purchase price of property or services, but excluding trade payables and liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practice; (c) except as excluded in paragraph (a) above, all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of the Company as lessees under leases that have been, in accordance with GAAP, recorded as capital leases; and (f) any other indebtedness which would be classified as “Indebtedness” under GAAP; all of the foregoing calculated in accordance with GAAP.

“Independent Contractors” has the meaning given to such term in Section 3.09 hereof.

“Initial Principal Amount” has the meaning given to such term in Section 1.01(f) hereof.

“Insolvency Event” means, with respect to the Buyer Parties, any of the following events:

(i)          dissolution, termination of existence, insolvency, appointment of a trustee, receiver or custodian of all or any part of the properties or assets of any of the Buyer Parties;

(ii)         an assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws of any jurisdiction, by any of the Buyer Parties; or

(iii)        the commencement of any proceeding under any bankruptcy or insolvency laws of any jurisdiction, against any of the Buyer Parties, and such proceeding remains unstayed for a period of greater than sixty (60) days.

“Installments” has the meaning given to such term in Section 1.01(f)(iii) hereof.

“Insurance Consulting Services Agreement” means the Insurance Consulting Services Agreement in the form attached as Exhibit C hereto to be entered into by Walker, on behalf of J.A. Walker & Associates Inc., and Seller, on behalf of Bermuda PPLI Advisors, Inc. at the Closing.

“Intellectual Property” means intellectual property rights, including but not limited to all patent and patent applications, trademarks, copyrights, copyright registrations and applications, technology, trade secrets, confidential information, proprietary processes and formulae.

“Knowledge” means, with respect to any Person, any fact, circumstance or event and as of any date, the actual knowledge of such Person on such date of such fact, circumstance or event.

“Knowledge of Buyer” or similar words, means the Knowledge of Walter C. Keenan or Matt Lawson.

“Law” means any national, regional or local law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other similar legally binding obligation imposed by or on behalf of a Governmental Authority, including the PRIC.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or un-matured, determined or determinable, including, without limitation, those arising under any law, contract, or as required by any Governmental Authority.

“Lien” means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, right to set-off, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, but excluding restrictions on transfer under applicable federal, state, Commonwealth or foreign securities laws.

“Loss” or “Losses” means any and all damages, claims, suits, actions, losses, Liabilities, judgments, awards, penalties, settlements and reasonable costs and expenses (including reasonable attorneys’ fees and costs of investigation).

“Material Adverse Effect” has the meaning given to such term in Section 3.11 hereof.

“Objections Statement” has the meaning given to such term in Section 1.02(e) hereof.

“OCI” means the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Ordinary Course of Business” has the meaning given to such term in Section 3.11 hereof.

“Ordinary Share” means an ordinary share of the Buyer Parent or its successor, par value $0.007 per share.

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any law and, including the organizational or business plan, and any tax grant or decree issued by a Governmental Authority (c) any amendment or modification to any of the foregoing.

“Party” has the meaning given to such term in the introductory paragraph to this Agreement.

“Parties” has the meaning given to such term in the introductory paragraph to this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or similar entity, or any Governmental Authority.

“PR Code” means the Puerto Rico Internal Revenue Code of 2011, as amended, its predecessor, the Puerto Rico Internal Revenue Code of 1994, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Preference Share(s)” has the meaning given to such term in Section 1.01(c) hereof.

“Principal Amount” has the meaning given to such term in Section 1.01(f) hereof.

“PRIC” means the Insurance Code of the Commonwealth of Puerto Rico adopted through Act No. 77 of June 19, 1957, as amended.

“Seller” has the meaning given to such term in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning given to such term in Section 5.03 hereof.

“Seller Note” means the promissory note that the Buyer, or an Affiliate of the Buyer acceptable to Seller pursuant to Section 1.01(f) hereof in the form set forth as Exhibit D attached hereto.

“Seller Note Installment 1” has the meaning given to such term in Section 1.01(f)(i) hereof

“Seller Note Installment 2” has the meaning given to such term in Section 1.01(f)(ii) hereof.

“Seller Note Installment 3” has the meaning given to such term in Section 1.01(f)(iii) hereof.

“Seller Note Maturity Date” means the date on which the Installment Payment 3 is due and payable under the Seller Note whether by acceleration of its payment date or otherwise.

“Subsidiary or “Subsidiaries” means, with respect to any entity Person, any other entity Person that owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the total outstanding voting shares, voting power or other ownership interest of such first entity Person.

“Survival Date” has the meaning given to such term in Section 5.01 hereof.

“Tax” or “Taxes” means any tax imposed by a Governmental Authority, including net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, transfer, documentary or other tax, governmental fee or other like assessment or charge of any kind whatsoever, any information reporting or back-up withholding obligation, liability or penalty, or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, whether disputed or not.

“Tax Grant” has the meaning given to such term in Section 3.15(g) hereof.

“Tax Returns” means all returns, reports, declarations, claims for refund, information returns or statements required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning given to such term in Section 5.05(b) hereof.

“Walker” has the meaning given to such term in the introductory paragraph of this Agreement.

Signature Page to Stock Purchase and Sale Agreement

INTENDING TO BE BOUND, the Parties hereto here caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BUYER:

ADVANTAGE INSURANCE INC.

By:	/s/ Walter C. Keenan
Name:	Walter C. Keenan
Title:	CEO

BUYER PARENT:

ADVANTAGE INSURANCE HOLDINGS LTD.

By:	/s/ Walter C. Keenan
Name:	Walter C. Keenan
Title:	CEO

SELLER:

/s/ Colin Murdoch-Muirhead
Colin Murdoch-Muirhead

Walker

/s/ James A. Walker, Jr.

James A. Walker, Jr., solely for purposes of confirming the representations and warranties made in Article III and as otherwise specifically contemplated in the Agreement.

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